EXHIBIT 99.1
NABORS INDUSTRIES LTD. PRICES $2.5 BILLION PRIVATE PLACEMENT OF
SENIOR EXCHANGEABLE NOTES
HAMILTON, Bermuda May 18, 2006 (BUSINESS WIRE) — Nabors Industries Ltd. (NYSE: NBR) (“Nabors”), today announced pricing of the offering by its wholly-owned subsidiary, Nabors Industries, Inc. (“NII”), of $2.5 billion aggregate principal amount of its senior exchangeable notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will bear interest at a rate of 0.94% per year. The notes will be fully and unconditionally guaranteed by Nabors. The sale of the notes to the initial purchasers is expected to settle on May 23, 2006.
The notes will be exchangeable into Nabors’ common shares under certain circumstances at an initial conversion rate of 21.8221 per $1,000 principal amount of notes, which is equal to a conversion price of approximately $45.83 per share. The initial conversion price represents a premium of approximately 30% relative to the last reported sale price of Nabors’ common shares on The New York Stock Exchange on May 17, 2006. Upon exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered in Nabors’ common shares.
NII also granted the initial purchasers a 13-day option to purchase up to an additional $250 million aggregate principal amount of notes.
NII intends to use a portion of the net proceeds from the offering for the cost of exchangeable note hedge transactions that it has entered into with two financial institutions, one of which is an affiliate of an initial purchaser. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Nabors’ shareholders from exchanging the notes. The remaining net proceeds of the offering will be used for general corporate purposes, which may include capital expenditures, retirement of other indebtedness, repurchases of Nabors’ common shares or pursuing acquisition opportunities.
In addition, in connection with this transaction, Nabors entered into separate warrant transactions with the financial institutions that entered into the exchangeable note hedge transactions. Nabors intends to use substantially all of the proceeds of the warrant transactions of approximately $385 million to repurchase its common shares and Nabors International Management, Ltd., its wholly-owned subsidiary will use the proceeds from $650 million of short-term borrowings to repurchase Nabors’ common shares.
In connection with the exchangeable note hedge and warrant transaction, it is expected that the counterparties will take positions in Nabors’ common shares, enter into various derivative transactions and modify their hedge positions from time to time.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
The Nabors companies own and operate almost 600 land drilling and approximately 575 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.